OSWEGO COUNTY NATIONAL BANK

VOLUNTARY DEFERRED COMPENSATION PLAN
FOR DIRECTORS

(Amended and Restated)
(Effective January 1, 2005)

PENTEGRA
RETIREMENT
SERVICES

TABLE OF CONTENTS

1.	Establishment and Purpose of the Plan
2.	Administration
3.	Eligibility
4.	Deferrals of Compensation
5.	Accounts under the Plan
6.	Deemed Investment of Accounts
7.	Change in Investment Directions
8.	Crediting of Accounts
9.	Status of Investments
10.	Vesting
11.	Payment of Accounts
12.	Unforeseeable Emergency
13.	Change in Control
14.	Designation of Beneficiaries
15.	Nonalienation
16.	Indemnification
17.	Severability
18.	Waiver
19.	Filing a Claim
20.	Appeal of Denied Claims
21.	Legal Action
22.	Discretion of Committee
23.	Notices
24.	Governing Law
25.	Construction of Language
26.	Amendment or Discontinuance

VOLUNTARY DEFERRED COMPENSATION PLAN
FOR DIRECTORS

(Amended and Restated Effective January 1, 2005)

1.  Establishment and Purpose of the Plan. This Voluntary Deferred Compensation Plan for Directors (the "Plan") is established to enable the members of the Board of Directors of Oswego County National Bank (the "Bank"), Bridge Street Financial, Inc. (The "Parent Company") and its subsidiaries to defer all or a portion of their fees that would otherwise be paid to them as directors and to, instead, receive such amounts at a later date. The Plan is intended to meet the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the "Code") and other relevant provisions of the American Jobs Creation Act of 2004, as amended, and the Treasury Regulations promulgated thereunder.

2.  Administration. The Plan shall be administered by the Personnel and Compensation Committee of the Board of Directors of the Bank or such other committee appointed either by the Board of Directors of the Bank (the "Board") or by such Personnel and Compensation Committee (the "Committee"). The Committee shall be authorized to interpret the Plan and make decisions regarding any questions arising thereunder, and any such interpretation or decision of the Committee shall, unless overruled or modified by the Board, be final, conclusive and binding upon all directors of the Bank, the Parent Company and its subsidiaries and upon any person claiming benefits or rights under the Plan by or through any such individual. No member of the Committee shall be entitled to act on or decide any matter relating solely to himself or herself or any of his or her rights or benefits under the Plan. The Committee may, in its discretion, designate a person or persons to carry out such duties or functions as the Committee so determines. Notwithstanding any provision of the Plan to the contrary, any duty or function which may be performed by the Committee or its delegates under the Plan may instead be performed by the Board if the Board so determines in its sole discretion.

3.  Eligibility. Members of the Board of Directors of the Bank, the Parent Company and its subsidiaries shall be permitted to participate in the Plan. To the extent, if any, the provisions of the Employee Retirement Income Security Act of 1974, as amended, apply to this Plan with respect to any directors who are otherwise employees of the Bank, the Parent Company or its subsidiaries, it is intended that this program be limited to a select group of management or highly compensated employees, within the meaning of such law.

4.  Deferrals of Compensation. With respect to each year as to which an individual has been designated as eligible to participate in this Plan, the individual may elect to become a Participant in the Plan by submitting to the Committee or its designee a written election to defer receipt of either a percentage of the amount, or specified dollar amount, that would otherwise be earned by the Participant in connection with his or her services as a director of the Bank, the Parent Company, or one or more of its subsidiaries in the next following calendar year. Except as otherwise provided by the Committee in accordance with applicable law, such election shall be made on or before the last day of the calendar year preceding the calendar year with respect to which the election relates. With respect to each individual who first becomes an eligible Participant, such an individual may defer receipt of compensation in the same year he/she first becomes eligible to participate in the Plan provided the election applies only to compensation deferred for services preformed subsequent to the date the election is filed with the Committee through the end of the calendar year and the election is made within 30 days after the individual first becomes an eligible Participant.

5.  Accounts under the Plan. Amounts deferred by a Participant pursuant to Paragraph 4 hereof shall be maintained in an Account for such Participant by the Bank, the Parent Company, or by the subsidiary of the Bank responsible to pay the compensation being deferred by the participant hereunder.

6.  Deemed Investment of Accounts. The Account maintained on behalf of each Participant with respect to the amounts deferred by that Participant hereunder with respect to each year of participation by the Participant shall be deemed to be invested in, and shall be adjusted to reflect earnings and losses of, such investments or investment funds as is designated as available from time to time by the Committee. To the extent the Committee makes available alternative deemed investment vehicles with respect to amounts eligible to be deferred under the Plan, each Participant shall, upon making a deferral election hereunder, designate, in the form and manner prescribed by the Committee, that the amounts to be credited to his or her Account be applied in such proportions as he or she may designate, in such multiples as is permitted by the Committee, in each deemed investment made available by the Committee. The Committee may make available different deemed investments for amounts deferred at different times under the Plan, and may change the available deemed investments under the Plan from time to time. The Committee may also designate that only one deemed investment be available with respect to any amounts deferred hereunder, in which event that deemed investment shall apply to all such amounts without regard to any other election that a Participant may desire.

7.  Change in Investment Directions.  A Participant may, in the form and manner prescribed by the Committee, elect to change his or her investment direction with respect to all or a portion of the amounts then held, or to be held, in such Participant's Account, with such election and new investment direction becoming effective the first day of any semiannual period (i.e. January 1 or July 1) provided such investment direction election is made, and not revoked, prior to the first day of such semi-annual period. Such direction may relate solely to amounts already allocated to the Participant's Account (in which event it shall constitute a direction to transfer amounts in the Participant's Account among the various available deemed investments) or may relate solely to amounts to be deferred in the future, or may relate to both amounts already allocated to the Participant's Account and amounts to be deferred in the future. Any investment direction election made by a Participant shall remain in effect until changed, to the extent such change is permitted under the Plan.

8.  Crediting of Accounts.  Each Participant's Account shall be deemed credited at the end of each semi-annual period (or on such other dates as is designated by the Committee) with the earnings or losses that the amount in the Account would have experienced had the Account actually been invested in the deemed investment designated by the Participant or, as appropriate, the Committee.

9.  Status of Investments.  All investments made by the Bank, the Parent Company, or any other subsidiary of the Bank pursuant to this Plan will be deemed made solely for the purpose of aiding such entity in measuring and meeting its obligations under the Plan. Further, such entities are not limited to the investments described in the provisions set forth above but are merely obligated to provide payments pursuant to the terms of this Plan that reflect the investment returns offered by the deemed investments made available under the Plan. The Bank or, as applicable, the Parent Company, one or more of the subsidiaries of the Bank, will be named sole owner of all such investments and of all rights and privileges conferred by the terms of the instruments evidencing such investments. This Plan places no obligation upon the Bank, the Parent Company, or its subsidiaries to invest any portion of the amount in a Participant's Account, to invest or continue to invest in any specific asset, to liquidate any particular investment, or to apply in any specific manner the proceeds from the sale, liquidation, or maturity of any particular investment. The Bank may, in its sole and absolute discretion, establish one or more accounts, funds, or trusts to reflect its obligations under the Plan. However, nothing stated herein shall cause such investments to be treated as anything but the general assets of the Bank or, as applicable, the Parent Company, or any subsidiaries of the Bank, nor will anything stated herein cause such investments to represent the vested, secured or preferred interest of the Participant or his or her beneficiaries designated under this Plan. Participants hereunder have the status of unsecured creditors with respect to their Accounts, and it is intended that the Plan be unfunded for tax purposes and, to any extent applicable, for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.

10.  Vesting. Participants shall be fully vested in all amounts in their accounts at all times.

11.  (a) Payment of Accounts. At the time a Participant elects to defer compensation hereunder, the Participant shall designate the time and the manner of the payment of the amounts to be allocated to such Participant's Account with respect to such deferral of compensation. Except as otherwise provided below, payment to a Participant shall commence upon a fixed date selected by the Participant at the time of the deferral chosen from the following dates:

(i) The last day of a semi-annual period ending at least two years from the end of the calendar year in which the deferred compensation would otherwise become payable, but no later than the end of the calendar quarter in which occurs the Participant's 75th birthday, except that amounts deferred under the Plan on or after December 10, 2003, shall be payable no later than the end of the semi-annual period in which occurs the Participant's 71st birthday.

(ii) The last day of any one of the two semi-annual periods ending after the service of the Participant as a director of the Bank, the Parent Company, or any of is subsidiaries terminates (as designated by the Participant at the time of deferral). Except as otherwise provided below, the form of payment of deferred amounts in a Participant's Account shall be designated by the Participant at the time the election to defer compensation is made and shall be from among the following options, to the extent such optional forms are made available by the Committee. All forms of payment shall be based on the value of a Participant's Account attributable to the particular deferral election and all forms of payment shall be actuarially equivalent to each other. The options that may be made available are:

(A) a lump sum;

(B) a number of semi-annual installments or annual installments, limited in such manner as is determined by the Committee; or

(C) a designated dollar amount (to the extent such amount is allocated to the Participant's Account with respect to the deferral of compensation in question) or percentage of the Participant's account at the end of one or more semi-annual periods otherwise available for election for the commencement of distributions as described above, with the remainder of the amount subject to such designation to be distributed commencing at such other date chosen by the Participant at the time of the deferral.

Notwithstanding any provision of the Plan to the contrary, a Participant who is a specified employee as defined in the regulations promulgated under Code Section 409A may not commence receipt of his/her benefit until the first day of the seventh month following his/her separation from service. For purposes of Code Section 409A, the Committee shall determine which Participants are specified employees as of December 31 in accordance with the Regulations promulgated under Section 409A. Such determination by the Committee shall be effective for the twelve month period commencing on April  1.

(b)  Payment Upon Unforeseeable Emergency.  A Participant may also, solely to the extent permitted by the Committee, direct that a portion of the amounts payable to the Participant be distributed in the event of an Unforeseeable Emergency (as defined below).

(c)  Payment Upon Change of Control.  A Participant may also, solely to the extent permitted by the Committee, direct that all of the amounts then allocated to the Participant's Account be distributable to the Participant upon a Change of Control of the Bank (as defined below), provided such Change of Control is a "change of control" as such term is defined in Section 409A of the Code.

(d)  Payments Upon Death.  To the extent permitted by the Committee, a Participant may elect that if the Participant dies before payments of a deferred amount have otherwise commenced to the Participant, the amount allocated to the Participant's Account be distributed to the Participant's Beneficiary (as defined below) either on the last day of the calendar quarter in which the Participant dies (or as soon as practicable thereafter) or on the last day of the semi-annual period in the calendar year immediately following the date of the Participant's death; provided, however that if no such election is made, payment shall be made in a single lump sum at the end of the semi-annual period in which the Participant died, or as soon as practicable thereafter. If payments of a deferred amount in the form of installments have already commenced to the Participant, they shall continue to be made after the Participant's death to the Participant's Beneficiary in accordance with the Act to avoid acceleration of payment, who shall otherwise be granted the same rights as were held by the Participant hereunder.

(e)  Additional Payment Elections.  Notwithstanding the preceding provisions of this Paragraph 11 to the contrary, a Participant may subsequently elect, in such form and manner as may be prescribed by the Committee, a revised commencement date for the amounts credited to his or her Account, in lieu of the date(s) initially selected, provided that: (i) any such election is not effective until 24 months following such election, (ii) the election provides that payment will be deferred for at least five (5) years from the date such payment would otherwise have been made (except for death as provided above), and (iii) the election is made at least 24 months prior to the first scheduled payment. Notwithstanding the preceding provisions of this Paragraph 11 to the contrary, a Participant may also subsequently elect, in such form and manner as may be prescribed by the Committee, that the amounts credited to his or her Account be paid in any one of the forms of benefit payment provided under this Paragraph 11 in lieu of the form of payment initially selected, provided that: (i) any such election is not effective for 24 months, (ii) the election to modify the form of distribution provides that payment will be deferred for at least five (5) years from the date such payment would otherwise have been made (except for death as provided above), and (iii) such election is made at least 24 months prior to the first scheduled payment. For purposes of applying the provisions of this paragraph, the installment payment form of distribution provided under paragraph 11(ii)(b) of the Plan shall be treated as a payment in a single sum payable on the first scheduled payment date.

12.  Unforeseeable Emergency.  A Participant may request, in writing to the Committee, a request for a withdrawal from his/her Account if the Participant experiences an Unforeseeable Emergency. Withdrawals for the purpose of an Unforeseeable Emergency are limited to the extent needed to satisfy the emergency, which cannot be met by the Participant utilizing other resources. The Committee shall make a determination with regard to the Unforeseeable Emergency in accordance with Code Section 409A and the Treasury Regulations promulgated thereunder. For purposes of this Plan, the term "Unforeseeable Emergency" means a severe financial hardship to the Participant, the Participant's spouse or a dependent (as defined in Code Section 152(a)) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant. Examples of an Unforeseeable Emergency may include, under appropriate circumstances, the eminent foreclosure or eviction of the Participant from his or her home, the need to pay for unexpected medical expenses, and the need to pay for funeral expenses of a spouse or dependent. The purchase or construction of a home and payment of college tuition are not Unforeseeable Emergencies.

13.  Change in Control. Unless otherwise determined by the Committee at the time of a Participant's deferral hereunder, for purposes of this Plan, subject to Section 409A of the Code, a Change in Control means the earliest of (I) the occurrence of a Terminating Event (as defined below), or (ii) the dissemination of a proxy statement soliciting proxies from stockholders or members of the Bank seeking stockholder or member approval of a Terminating Event of the type described in clause (a) below, or (iii) the publication or dissemination of an announcement of action intended to result in a Terminating Event of the type described in clauses (b) or (c) below. For these purposes, a "Terminating Event" means:

(a)  the reorganization, merger or consolidation of the Bank with one or more corporations as a result of which the outstanding shares of common stock of the Bank are exchanged or converted into cash or property or securities not issued by the Bank unless the reorganization, merger or consolidation shall have been affirmatively recommended to the Bank's stockholders or members by a majority of the members of the Board.

(b)  the acquisition of substantially all of the property or of more than 35% of the voting power of the Bank by any person or entity; or

(c)  the occurrence of any circumstance having the effect that directors who were nominated for election as directors by the Nominating Committee of the Board shall cease to constitute a majority of the authorized number of directors of the Bank.

14.  Designation of Beneficiaries. In the event that a Participant dies prior to the receipt of all amounts payable to him or her pursuant to the Plan, all remaining amounts credited to his or her Account shall be paid to such one or more Beneficiaries and in such proportions as the Participant may designate, in accordance with the provisions of Paragraph 11. If no Beneficiary has been named by the Participant, or if a named Beneficiary has predeceased the Participant and no successor beneficiary has been named or if a beneficiary designation is otherwise ineffective, payment shall be made to the estate of the Participant, and if any Beneficiary shall die after payments to that Beneficiary have commenced, if any remaining payments would otherwise be made to such Beneficiary, they shall instead be made to the estate of the Beneficiary. A Beneficiary designation pursuant to this Paragraph 14 shall not be effective unless it is in writing and is received by the Committee prior to the death of the Participant making the designation.

15.  Nonalienation. The right to receive a benefit under the Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant's beneficiaries.

16.  Indemnification. The Bank shall indemnify, hold harmless and defend each member of the Board, each member of the Committee, each member of the Benefits Committee, and each of their designees who are employees of the Bank, the Parent Company or any of its subsidiaries, against any reasonable costs, including legal fees, incurred by them, or arising out of any action, suit or proceeding in which they may be involved, as a result of their efforts, in good faith, to defend or enforce the terms of the Plan.

17.  Severability.  A determination that any provision of the Plan is invalid or unenforceable shall not affect the validity or enforceability of any other provision hereof.

18.  Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions of the Plan shall not be deemed a waiver of such term, covenant or condition. A waiver of any provision of the Plan must be made in writing, designated as a waiver, and signed by the party against whom its enforcement is sought. Any waiver or relinquishment of any right or power hereunder at any one or more times shall not be deemed a waiver or relinquishment of such right or power at any other time or times.

19.  Filing a Claim. Any controversy or claim arising out of or relating to the Plan shall be filed with the Committee which shall make all determinations concerning such claim. Any decision by the Committee denying such claim shall be in writing and shall be delivered to the Participant or Beneficiary filing the claim ("Claimant").

(a)  In General.  Notice of a denial of benefits will be provided within 90 days of the Committee's receipt of the Claimant's claim for benefits. If the Committee determines that it needs additional time to review the claim, the Committee will provide the Claimant with a notice of the extension before the end of the initial 90-day period. The extension will not be more than 90 days from the end of the initial 90-day period and the notice of extension will explain the special circumstances that require the extension and the date by which the Committee expects to make a decision.

(b)  Contents of Notice.  If a claim for benefits is completely or partially denied, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language. The notice shall (1) cite the pertinent provisions of the Plan document and (2) explain, where appropriate, how the Claimant can perfect the claim, including a description of any additional material or information necessary to complete the claim and why such material or information is necessary. The claim denial also shall include an explanation of the claims review procedures and the time limits applicable to such procedures, including a statement of the Claimant's right to bring a civil action under Section 502(a) of ERISA following an adverse decision on review.

20.  Appeal of Denied Claims.  A claimant whose claim has been completely or partially denied shall be entitled to appeal the claim denial by filing a written appeal with the Committee. A Claimant who timely requests a review of the denied claim (or his or her authorized representative) may review, upon request and free of charge, copies of all documents, records and other information relevant to the denial and may submit written comments, documents, records and other information relevant to the claim to the Committee. All written comments, documents, records, and other information shall be considered "relevant" if the information (1) was relied upon in making a benefits determination, (2) was submitted, considered or generated in the course of making a benefits decision regardless of whether it was relied upon to make the decision, or (3) demonstrates compliance with administrative processes and safeguards established for making benefit decisions. The Committee may, in its sole discretion and if it deems appropriate or necessary, decide to hold a hearing with respect to the claim appeal.

(a)  In General.  Appeal of a denied benefits claim must be filed in writing with the Committee no later than sixty (60) days after receipt of the written notification of such claim denial. The Committee shall make its decision regarding the merits of the denied claim within sixty (60) days following receipt of the appeal (or within one hundred and twenty (120) days after such receipt, in a case where there are special circumstances requiring extension of time for reviewing the appealed claim). If an extension of time for reviewing the appeal is required because of special circumstances, written notice of the extension shall be furnished to the CIaimant prior to the commencement of the extension. The notice will indicate the special circumstances requiring the extension of time and the date by which the Committee expects to render the determination on review. The review will take into account comments, documents, records and other information submitted by the Claimant relating to the claim without regard to whether such information was submitted or considered in the initial benefit determination.

(b)  Contents of Notice. If a benefits claim is completely or partially denied on review, notice of such denial shall be in writing and shall set forth the reasons for denial in plain language.

(i) The decision on review shall set forth (a) the specific reason or reasons for the denial, (b) specific references to the pertinent Plan provisions on which the denial is based, (c) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to and copies of all documents, records, or other information relevant (as defined above) to the Claimant's claim, and (d) a statement describing any voluntary appeal procedures offered by the plan and a statement of the Claimant's right to bring an action under Section 502(a) of ERISA.

21.  Legal Action. A Claimant may not bring any legal action relating to a claim for benefits under the Plan unless and until the Claimant has followed the claims procedures under the Plan and exhausted his or her administrative remedies under such claim procedures.

22.  Discretion of Committee. All interpretations, determinations and decisions of the Committee with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.

23.  Notices.  Any notice or other communication required or permitted to be given to a party under the Plan shall be deemed given if personally delivered or if mailed, postage prepaid, by certified mail, return receipt requested, to the party at the address listed below, or at such other address as one such party may by written notice specify to the other:

(a)  if to the Committee:

Attention: Chairperson - Personnel and Compensation Committee
Oswego County National Bank
300 State Route 104
Oswego, NY 13126

(b) if to any party other than the Committee, to such party at the address last published by such party by written notice to the Committee.

24.  Governing Law. The Plan shall be construed, administered and enforced according to the laws of New York, except to the extent that such laws are preempted by federal law.

25.  Construction of Language. Wherever appropriate in the Plan, words used in the singular may be read in the plural, words in the plural may be read in the singular, and words importing the male gender shall be deemed equally to refer to the feminine or the neuter. Any reference to an Article or Section shall be to an Article or Section of the Plan, unless otherwise indicated.

26.  Amendment or Discontinuance. The Board may amend, discontinue or terminate the Plan at any time in accordance with applicable law; provided, however, that no amendment or discontinuance shall affect the rights of Participants to amounts already allocated to their Accounts under the Plan. The Committee of the Bank may make any amendment to the Plan that may be necessary or appropriate to facilitate the administration, management, and interpretation of the Plan or to conform the Plan thereto or that may be necessary or appropriate to satisfy requirements of law, provided that any such amendment does not significantly affect the cost to Bank, Parent Company or any of its subsidiaries of maintaining the Plan. Notwithstanding the foregoing, no amendment by the Board or Committee of the Bank shall be made to the extent that any such amendment would cause any Participant who administers any employee benefit plan of the Bank (or the Parent Company or any subsidiary of the Bank) and who, in accordance with the terms of any such plan or applicable law, must be 'disinterested', to cease to qualify as an 'outside' director, within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the treasury regulations thereunder.

In witness whereof, Oswego County National Bank has caused this amendment and restatement of the Voluntary Deferred Compensation Plan for Directors to be executed on September 21, 2006.

OSWEGO COUNTY NATIONAL BANK

By:	/s/ Deborah F. Stanley

Chairperson of the Board

Attest:

/s/ Mary E. Lilly	/s/ Gregory J. Kreis

Secretary	President